Exhibit 99.1

Analog Devices Announces Financial Results for the First Quarter of Fiscal Year 2009

NORWOOD, Mass.--(BUSINESS WIRE)--February 18, 2009--

  Revenue was $477 million, in line with the Company’s updated outlook
  Gross margin was 56.4% of revenue
  Diluted EPS from continuing operations was $0.08, which includes a $0.10 per share impact from restructuring
  Cash and short-term investments at the end of 1Q09 totaled $1.3 billion
  Board of Directors declared quarterly dividend of $0.20 per share
  Financial results will be discussed via conference call today at 5:00 pm

Analog Devices, Inc. (NYSE: ADI), a global leader in high-performance semiconductors for signal processing applications, today announced financial results for the first quarter of fiscal 2009, which ended January 31, 2009. Revenue for the first quarter was $477 million, operating income was $20 million, and diluted EPS from continuing operations was $0.08. These financial results include restructuring charges of $42 million, or $0.10 per share.

“During the first quarter, we reduced non-GAAP operating expenses by 13% sequentially and constrained inventory growth as deteriorating economic conditions continued to pressure end-market demand,” said President and CEO Jerald G. Fishman. “In addition to executing immediate cost actions, we continued to drive the process we began long before the downturn to heighten our focus on market opportunities that offer attractive growth and profitability, and to streamline our manufacturing operations.”

Mr. Fishman continued, “We’re further concentrating our investments on core technologies that have enabled us to build the strongest signal processing brand in the industry. At the same time, we’re driving initiatives to fundamentally reshape our infrastructure costs which, along with further spending reductions, are designed to maximize our near- and long-term profitability.”

Summary: First Quarter of Fiscal 2009

The table reconciling the Company’s non-GAAP financial results to GAAP financial results is provided in this release on Schedule F.

  Revenue was $477 million, a decline of 28% from the immediately prior quarter and 22% from the same period one year ago.
  Gross margin was $269 million, or 56.4% of revenue, compared to $404 million, or 61.1% of revenue, in the immediately prior quarter, and $376 million, or 61.2% of revenue, in the first quarter of fiscal 2008. The sequential decline in gross margin was primarily due to the Company’s reduction in manufacturing output as planned, and additional inventory reserves due to lower demand. This was partially offset by the benefits of an improved product mix.
  Restructuring charges of $42 million were recorded in the first quarter of fiscal 2009 in connection with facility consolidations and closures and other cost reduction efforts.

  Operating expenses were $249 million, an increase of $6 million, or 3%, from the immediately prior quarter and an increase of $20 million, or 8%, from the first quarter of fiscal 2008.
  Excluding restructuring charges of $42 million, non-GAAP operating expenses were $208 million, a decrease of $32 million, or 13%, compared to the immediately prior quarter, and a decrease of $22 million, or 10%, compared to the first quarter of fiscal 2008.
  Operating income from continuing operations was $20 million, or 4.1% of revenue, compared to $161 million, or 24.3% of revenue, in the immediately prior quarter, and $146 million, or 23.8% of revenue, in the same period one year ago.
  Excluding restructuring charges of $42 million, non-GAAP operating income from continuing operations was $61 million, or 12.9% of revenue, compared to $164 million, or 24.8% of revenue, in the immediately prior quarter, and $146 million, or 23.8% of revenue, in the same period one year ago.
  Diluted earnings per share (EPS) from continuing operations was $0.08, compared to $0.49 in the immediately prior quarter, and $0.40 in the same period a year ago.
  Excluding restructuring charges of $0.10 per share, non-GAAP diluted EPS from continuing operations was $0.18, compared to $0.49 in the immediately prior quarter and $0.40 in the same period one year ago.
  Net cash provided by operating activities was $60 million. Capital expenditures were $22 million and cash dividends of $58 million were paid during the first quarter of fiscal 2009.
  Cash and short-term investments at the end of the first quarter of fiscal 2009 totaled approximately $1.3 billion.
  Accounts receivable at the end of the first quarter of fiscal 2009 decreased by approximately $80 million, or 25%, compared to the immediately prior quarter. Days sales outstanding in the first quarter of fiscal 2009 was 45 days, compared to 44 days at the end of the immediately prior quarter.
  Inventory at the end of the first quarter of fiscal 2009 increased by approximately $6 million, or 2%, compared to the immediately prior quarter. Inventory of the Company’s products at distributors declined by $35 million compared to the immediately prior quarter. Days cost of sales in inventory was 141 days at the end of the first quarter of fiscal 2009, compared to 112 days at the end of the immediately prior quarter.
  The Board of Directors declared a cash dividend of $0.20 per outstanding share of common stock which will be paid on March 25, 2009 to all shareholders of record at the close of business on March 6, 2009.
  End market and product revenue highlights:

- Revenue from industrial customers, 54% of total revenue, decreased 24% from the immediately prior quarter and 22% from the same period one year ago. The economic slowdown impacted spending across our broad-base of industrial customers, albeit to varying degrees. As expected, revenue from automotive customers showed the largest quarter-to-quarter decrease as a result of general weakness in the global automotive sector. Most other industrial application areas declined to a lesser extent than the automotive sector.

- Revenue from communications customers, 27% of total revenue, decreased 22% from the immediately prior quarter and 3% from the same period one year ago. Revenue from wireless handset customers experienced the largest sequential and year-over-year percentage declines. Revenue from basestation customers declined sequentially, but increased on a year-over-year basis.

- Revenue from consumer customers, 16% of total revenue, decreased 42% sequentially and 40% year-to-year, with revenues declining across all consumer electronics applications, consistent with the global decline in consumer spending.

- Revenue from computer customers, 3% of total revenue, decreased 38% from the immediately prior quarter and 35% from the same quarter a year ago, in line with the worldwide decline in PC sales.

- Analog product revenue, 91% of total revenue, declined 27% from the immediately prior quarter and 21% year-over-year. Together, data converters and amplifiers contributed 74% of total revenue for the quarter.

- General purpose digital signal processing (DSP) products, 8% of total revenue, decreased 34% sequentially and 27% year-over-year.

Schedules D and E of this document provide additional details about revenue by end market and product type for the first quarter of fiscal 2009. A more complete table covering prior periods is available on the Analog Devices Investor Relations web site at: http://investor.analog.com

Outlook: Second Quarter of Fiscal 2009

The following statements are based on current expectations. These statements are forward looking and actual results may differ materially, including as a result of the important factors discussed at the end of this release. These statements supersede all prior statements regarding business outlook set forth in prior ADI news releases.

Regarding the revenue outlook for the company for the second quarter of fiscal 2009, Mr. Fishman stated, “Orders through December remained weak, but began to stabilize in January and early February. Our book-to-bill ratio for the first quarter, as measured by end customer bookings, was approximately 0.9. At this point in the cycle, given our short lead times and the continuing economic uncertainty, we are receiving a significant portion of new orders as “turns” orders rather than as longer-term backlog. Therefore, we continue to have limited visibility for the next few months. As a result, we estimate that revenue for the second quarter will decline by 5% to 15% compared to the first quarter.”

Mr. Fishman continued, “Maximizing current and future profitability, while positioning ourselves to capitalize on the opportunities that will emerge when the downturn reverses, warrants us taking additional steps in the second quarter to permanently reduce spending. First, as previously disclosed, we are concluding the consolidation of our 6-inch and 8-inch fabs in Ireland. We are also accelerating our plans to consolidate our two remaining U.S. fabs. In addition, we anticipate recording a restructuring charge in the second quarter which has not been precisely determined as of yet.

As a result of the impact of restructuring actions and further spending reductions, we expect second quarter operating expenses to decrease by an additional 3% to 4% sequentially. Combined with significant cost reductions in the first quarter, operating expenses for the second quarter are expected to be down 16% to 17% on a cumulative basis from the fourth quarter of fiscal 2008.

Assuming this level of cost reduction, we anticipate that at the mid-point of our fiscal second quarter revenue guidance, our gross margin will be approximately 53% to 54%, as we further lower manufacturing output and factory utilization below first quarter levels in line with our inventory management plans; and diluted EPS from continuing operations will be approximately $0.08 to $0.09, excluding restructuring charges.”

Conference Call Scheduled for 5:00 pm ET

Mr. Fishman will discuss the first fiscal quarter’s results and the short-term outlook via webcast, accessible at http://investor.analog.com, today, beginning at 5:00 pm ET. Investors who prefer to join by telephone may call 706-634-7193 ten minutes before the call begins and provide the password "ADI."

A replay will be available almost immediately after the call. The replay may be accessed for up to one week by dialing 800-642-1687 (replay only) and providing the conference ID: 84072742, or by visiting the Analog Devices Investor Relations web site.

Non-GAAP Financial Information

This release includes non-GAAP financial measures for prior periods that are not in accordance with, nor an alternative to, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. A table reconciling the Company’s non-GAAP measures to GAAP measures is provided in this release.

Manner in Which Management Uses the Non-GAAP Financial Measures

Management uses non-GAAP operating expenses, non-GAAP operating income, and non-GAAP diluted earnings per share to evaluate the Company’s operating performance against past periods and to budget and allocate resources in future periods. These non-GAAP measures also assist management in understanding and evaluating the underlying baseline operating results and trends in the Company’s business.

Economic Substance Behind Management’s Decision to Use Non-GAAP Financial Measures

The items excluded from the non-GAAP measures were excluded because they are of a non-recurring or non-cash nature.

The following item is excluded from our non-GAAP operating expenses, our non-GAAP operating income, and our non-GAAP diluted earnings per share:

Restructuring-Related Expenses. These expenses are incurred in connection with facility closures and other cost reduction efforts. Apart from ongoing expense savings as a result of such items, these expenses and the related tax effects have no direct correlation to the operation of our business in the future.

The following item is also excluded from our non-GAAP diluted earnings per share:

Tax Savings Associated with Reinstatement of the Federal R&D Tax Credit. The IRS reinstated the R&D tax credit during our fourth quarter of fiscal 2008, retroactive to January 1, 2008. This retroactive reinstatement resulted in a $3 million income tax savings to the Company in the fourth quarter of fiscal 2008. We excluded this income tax savings from our non-GAAP measures because it is not associated with the income tax expense on our current operating results.

Why Management Believes the Non-GAAP Financial Measures Provide Useful Information to Investors

Management believes that the presentation of non-GAAP operating expenses, non-GAAP operating income, and non-GAAP diluted EPS is useful to investors because it provides investors with the operating results that management uses to manage the Company.

Material Limitations Associated with Use of the Non-GAAP Financial Measures

Analog Devices believes that non-GAAP operating expenses, non-GAAP operating income, and non-GAAP diluted EPS have material limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. In addition, our non-GAAP measures may not be comparable to the non-GAAP measures reported by other companies. The Company’s use of non-GAAP measures, and the underlying methodology in excluding certain items, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, record such items in future periods.

Management’s Compensation for Limitations of Non-GAAP Financial Measures

Management compensates for these material limitations in non-GAAP operating expenses, non-GAAP operating income, and non-GAAP diluted EPS by also evaluating our GAAP results and the reconciliations of our non-GAAP measures to the most directly comparable GAAP measures. Investors should consider our non-GAAP financial measures in conjunction with the corresponding GAAP measures.

About Analog Devices, Inc.

Innovation, performance, and excellence are the cultural pillars on which Analog Devices has built one of the longest standing, highest growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 60,000 customers, representing virtually all types of electronic equipment. Celebrating over 40 years as a leading global manufacturer of high-performance integrated circuits used in analog and digital signal processing applications, Analog Devices is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. Analog Devices' common stock is listed on the New York Stock Exchange under the ticker “ADI” and is included in the S&P 500 Index.

This release may be deemed to contain forward-looking statements which include, among other things, our statements regarding expected revenue, earnings, operating expenses, gross margins, restructuring charges, and other financial results, expected customer demand for our products, and expected results of our ongoing expense reduction efforts, that are based on our current expectations, beliefs, assumptions, estimates, forecasts, and projections about the industry and markets in which Analog Devices operates. The statements contained in this release are not guarantees of future performance, are inherently uncertain, involve certain risks, uncertainties, and assumptions that are difficult to predict, and do not give effect to the potential impact of any mergers, acquisitions, divestitures, or business combinations that may be announced or closed after the date hereof. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing Analog Devices’ expectations or beliefs as of any date subsequent to the date of this press release. We do not undertake any obligation to update forward-looking statements made by us. Important factors that may affect future operating results include: continuing adversity in economic conditions in the United States and internationally as a result of the ongoing crisis in global credit and financial markets, further erosion of consumer confidence and further declines in customer spending, the effects of declines in customer demand for our products and for end products that incorporate our products, competitive pricing pressures, unavailability of raw materials or wafer fabrication, assembly and test capacity, any delay or cancellation of significant customer orders, changes in geographic, product or customer mix, adverse results in litigation matters, and other risk factors described in our most recent filings with the Securities and Exchange Commission. Our results of operations for the periods presented in this release are not necessarily indicative of our operating results for any future periods. Any projections in this release are based on limited information currently available to Analog Devices, which is subject to change. Although any such projections and the factors influencing them will likely change, we will not necessarily update the information, as we will only provide guidance at certain points during the year. Such information speaks only as of the original issuance date of this release.

Analog Devices and the Analog Devices logo are registered trademarks or trademarks of Analog Devices, Inc. All other trademarks mentioned in this document are the property of their respective owners. The use of the word partner does not imply a partnership relationship between Analog Devices and any other company.

Analog Devices, First Quarter, Fiscal 2009

Schedule A
Sales/Earnings Summary (GAAP)
(In thousands, except per-share amounts)

	Three Months Ended
	1Q 09	4Q 08	1Q 08
	Jan. 31, 2009	Nov. 1, 2008	Feb. 2, 2008
Revenue	$476,569	$660,696	$613,909
Year-to-year growth	-22%	6%	4%
Quarter-to-quarter change	-28%	0%	-2%
Cost of sales (1)	207,567	257,039	238,106
Gross margin	269,002	403,657	375,803
Gross margin percentage	56.4%	61.1%	61.2%
Operating expenses:
R&D (1)	119,828	133,451	129,539
Selling, marketing and G&A (1)	87,846	106,381	100,351
Special charges	41,737	3,088	-
Operating income from continuing operations	19,591	160,737	145,913
Other income	(8,367)	(10,628)	(12,353)
Income from continuing operations before income tax	27,958	171,365	158,266
Provision for income taxes	3,373	27,123	36,418
Income from continuing operations, net of tax	24,585	144,242	121,848
Discontinued Operations, net of tax:
Income from discontinued operations	364	2,086	1,888
(Loss) gain on sale of discontinued operations	-	(2,457)	246,983
Total income (loss) from discontinued operations, net of tax	364	(371)	248,871
Net income	$24,949	$143,871	$370,719

Shares used for EPS - basic	291,187	290,847	299,141
Shares used for EPS - diluted	291,248	293,820	304,260

Earnings per share from continuing operations - basic	$0.08	$0.50	$0.41
Earnings per share from continuing operations - diluted	$0.08	$0.49	$0.40

Earnings per share - basic	$0.09	$0.49	$1.24
Earnings per share - diluted	$0.09	$0.49	$1.22

Dividends paid per share	$0.20	$0.20	$0.18

(1) Includes stock-based compensation expense as follows:
Cost of sales	$1,580	$2,004	$1,953
R&D	$5,321	$5,958	$5,524
Selling, marketing and G&A	$4,510	$5,390	$5,415

Analog Devices, First Quarter, Fiscal 2009

Schedule B
Selected Balance Sheet Information (GAAP)
(In thousands)

	1Q 09	4Q 08	1Q 08
	Jan. 31, 2009	Nov. 1, 2008	Feb. 2, 2008
Cash & short-term investments	$1,283,131	$1,309,686	$1,271,766
Accounts receivable, net	235,352	315,290	340,080
Inventories (1)	320,967	314,629	330,196
Current assets of discontinued operations	-	5,894	22,862
Other current assets	134,892	144,078	134,501
Total current assets	1,974,342	2,089,577	2,099,405
PP&E, net	537,198	567,439	561,295
Investments	7,578	32,054	34,916
Goodwill and intangible assets	244,712	247,475	283,602
Other	93,323	92,410	93,688
Non-current assets of discontinued operations	62,037	62,037	62,037
Total assets	$2,919,190	$3,090,992	$3,134,943

Deferred income on shipments to distributors, net	$151,147	$175,358	$160,366
Current liabilities of discontinued operations	6,676	18,454	206,996
Other current liabilities	282,431	375,246	344,063
Non-current liabilities	76,871	101,671	84,265
Stockholders' equity	2,402,065	2,420,263	2,339,253
Total liabilities & equity	$2,919,190	$3,090,992	$3,134,943

(1) Includes $2,390, $2,632 and $3,012 related to stock-based compensation in 1Q09, 4Q08 and 1Q08, respectively.

Analog Devices, First Quarter, Fiscal 2009

Schedule C
Cash Flow Statement (GAAP)
(In thousands)

	Three Months Ended
	1Q 09	4Q 08	1Q 08
	Jan. 31, 2009	Nov. 1, 2008	Feb. 2, 2008
Cash flows from operating activities:
Net Income	$24,949	$143,871	$370,719
Adjustments to reconcile net income
to net cash provided by operations:
Depreciation	38,755	36,161	35,551
Amortization of intangibles	1,957	1,774	2,423
Stock-based compensation expense	11,411	13,352	10,595
Gain on sale of business	-	2,457	(246,983)
Excess tax benefit - stock options	-	(5,619)	(6,710)
Noncash portion of special charges	13,693	-	-
Other non-cash activity	207	(996)	(73)
Deferred income taxes	(15,925)	(3,709)	18
Changes in operating assets and liabilities:
Income tax payments related to gain on sale of businesses	-	(36,936)	-
Changes in other operating assets and liabilities	(15,137)	(8,097)	11,880
Total adjustments	34,961	(1,613)	(193,299)
Net cash provided by operating activities	59,910	142,258	177,420
Percent of total revenue	12.6%	21.5%	28.9%

Cash flows from investing activities:
Additions to property, plant and equipment	(22,235)	(47,377)	(40,115)
Purchases of short-term available-for-sale investments	(263,906)	(280,344)	(351,221)
Maturities of short-term available-for-sale investments	464,197	425,444	371,396
Net proceeds related to sale of businesses	-	-	406,665
(Increase) decrease in other assets	(2,063)	1,176	2,795
Net cash provided for investing activities	175,993	98,899	389,520

Cash flows from financing activities:
Dividend payments to shareholders	(58,238)	(58,105)	(53,836)
Repurchase of common stock	(489)	(17,473)	(359,376)
Increase in liability for common stock repurchases	-	95	24,879
Net proceeds from employee stock plans	768	11,150	24,497
Excess tax benefit - stock options	-	5,619	6,710
Net cash used for financing activities	(57,959)	(58,714)	(357,126)
Effect of exchange rate changes on cash	(1,830)	(7,300)	(1,697)

Net increase in cash and cash equivalents	176,114	175,143	208,117
Cash and cash equivalents at beginning of period	593,599	418,456	424,972
Cash and cash equivalents at end of period	$769,713	$593,599	$633,089

Analog Devices, First Quarter, Fiscal 2009

Schedule D
Revenue Trends by End Market
The categorization of revenue by end market is determined using a variety of data points including the technical characteristics of the product, the “sold to” customer information, the "ship to" customer information and the end customer product or application into which our product will be incorporated. As data systems for capturing and tracking this data evolve and improve, the categorization of products by end market can vary over time. When this occurs we reclassify revenue by end market for prior periods. Such reclassifications typically do not materially change the sizing of, or the underlying trends of results within, each end market.

	Three Months Ended
	Jan. 31, 2009				Nov. 1, 2008	Feb. 2, 2008
	Revenue	%	Q/Q %	Y/Y %	Revenue	Revenue
Industrial	$257,046	54%	-24%	-22%	$339,594	$331,061
Communications	127,388	27%	-22%	-3%	163,559	131,012
Consumer	75,940	16%	-42%	-40%	131,573	126,952
Computer	16,195	3%	-38%	-35%	25,970	24,884
Total Revenue	$476,569	100%	-28%	-22%	$660,696	$613,909

Analog Devices, First Quarter, Fiscal 2009

Schedule E
Revenue Trends by Product Type
The categorization of our products into broad categories is based on the characteristics of the individual products, the specification of the products and in some cases the specific uses that certain products have within applications. The categorization of products into categories is therefore subject to judgment in some cases and can vary over time. In instances where products move between product categories we reclassify the amounts in the product categories for all prior periods. Such reclassifications typically do not materially change the sizing of, or the underlying trends of results within, each product category.

	Three Months Ended
	Jan. 31, 2009				Nov. 1, 2008	Feb. 2, 2008
	Revenue	%	Q/Q %	Y/Y %	Revenue	Revenue
Converters	$225,823	47%	-27%	-20%	$309,428	$281,081
Amplifiers	130,172	27%	-23%	-16%	168,673	155,719
Other analog	51,005	11%	-33%	-37%	75,636	80,843
Sub-Total Analog Signal Processing	407,000	85%	-26%	-21%	553,737	517,643
Power management & reference	26,135	6%	-33%	-22%	38,912	33,415
Total Analog Products	$433,135	91%	-27%	-21%	$592,649	$551,058
General purpose DSP	40,110	8%	-34%	-27%	61,025	55,118
Other DSP	3,324	1%	-53%	-57%	7,022	7,733
Total Digital Signal Processing	$43,434	9%	-36%	-31%	$68,047	$62,851
Total Revenue	$476,569	100%	-28%	-22%	$660,696	$613,909

Analog Devices, First Quarter, Fiscal 2009

Schedule F
Reconciliation from Non-GAAP to GAAP Data (In thousands, except per-share amounts)

See "Non-GAAP Financial Information" in this press release for a description of the items excluded from our non-GAAP measures.

	Three Months Ended
	1Q 09	4Q 08	1Q 08
	Jan. 31, 2009	Nov. 1, 2008	Feb. 2, 2008

GAAP Operating Expenses	$249,411	$242,920	$229,890
Percent of Product Revenue	52.3%	36.8%	37.4%
Restructuring-Related Expense	(41,737)	(3,088)	-
Non-GAAP Operating Expenses	$207,674	$239,832	$229,890
Percent of Product Revenue	43.6%	36.3%	37.4%

GAAP Operating Income From Continuing Operations	$19,591	$160,737	$145,913
Percent of Total Revenue	4.1%	24.3%	23.8%
Restructuring-Related Expense	41,737	3,088	-
Non-GAAP Operating Income From Continuing Operations	$61,328	$163,825	$145,913
Percent of Product Revenue	12.9%	24.8%	23.8%

GAAP Diluted EPS Including Discontinued Operations	$0.09	$0.49	$1.22
Diluted Loss (Earnings) Per Share from Discontinued Operations	0.00	(0.00)	(0.82)
GAAP Diluted EPS From Continuing Operations (1)	$0.08	$0.49	$0.40
Restructuring-Related Expense	0.10	0.01	-
Impact of the Reinstatement of the R&D Tax Credit	-	(0.01)	-
Non-GAAP Diluted EPS From Continuing Operations	$0.18	$0.49	$0.40

(1) The sum of the individual per share amounts may not equal due to rounding.

CONTACT:
Analog Devices, Inc.
Mindy Kohl, 781-461-3282
Director of Investor Relations
781-461-3491 (fax)
investor.relations@analog.com